Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60825) of Air Methods Corporation of our report dated June 6, 2008 with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.

Ehrhardt Keefe Steiner & Hottman PC

June 6, 2008
Denver, Colorado